Exhibit 10.1
THIRD AMENDMENT TO LEASE
(WESTLAKE NORTH BUSINESS PARK)
     THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of the 25th day of September, 2007, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”) and MOVE, INC., a Delaware corporation, which will do business in California as “Move Holdings” (“Tenant”).
R E C I T A L S:
     A. Westlake North Associates, LLC, a Delaware limited liability company (“Original Landlord”) and homestore.com, Inc., a Delaware corporation (“Original Tenant”) entered into that certain Standard Office Lease — Westlake North Business Park, dated as of March 7, 2000 (the “Original Lease”). The Original Lease was subsequently amended by that certain First Amendment to Lease Agreement dated as of on or about February, 2001 by and between Original Landlord and Original Tenant (the “First Amendment”) and by that certain Second Amendment to Lease dated as of July 3, 2001 by and between Original Landlord and Original Tenant (the “Second Amendment”). The Original Lease, as amended by the First Amendment and Second Amendment may be referred to herein as the "Lease.” Landlord is the successor-in-interest in the Lease to Original Landlord and Tenant is the successor in interest in the Lease to Original Tenant.
     B. By this Third Amendment, Landlord and Tenant desire to further extend the Term (as such term is defined in Section 2.1 of the Original Lease) of the Lease and otherwise modify the Lease as provided herein.
     C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
A G R E E M E N T:
     1. The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord all of that certain building located and addressed at 30700 Russell Ranch Road, Westlake Village, California containing a total of approximately one hundred thirty-seven thousand seven hundred sixty-two (137,762) rentable square feet (the “Premises”). The Premises is more particularly described in Exhibit A-1 to the Original Lease. Landlord and Tenant hereby stipulate that as of the date of this Third Amendment, the Premises contains the total number of rentable square feet set forth in the first (1st) sentence of this Section 1 and consequently, Section 1.2 of the Original Lease shall be of no further force or effect.

     2. Extended Term. The Term of the Lease shall be extended such that Tenant’s lease of the Premises shall terminate on April 30, 2010 (“New Termination Date”). The period from February 1, 2008 through the New Termination Date specified above, shall be referred to herein as the “Extended Term.” Notwithstanding anything to the contrary contained in the Lease, as amended by this Third Amendment, Tenant shall not have any right to extend the Lease, as amended hereby, beyond the Extended Term and consequently, Exhibit F of the Original Lease is hereby deleted in its entirety and shall be of no further force or effect.
     3. Monthly Base Rent. Notwithstanding anything to the contrary in the Lease, during the Extended Term, Tenant shall pay, in accordance with the provisions of the Original Lease as modified by this Section 3, Monthly Base Rent for the Premises as follows:

		Months Following
		Commencement Date Under
Months During Extended Term	Monthly Base Rent*	the Original Lease
2/1/08 — 3/31/09	$323,740.70	91-104

4/1/09 — 4/30/2010**	$336,139.28	105-117

*	In addition, Tenant shall continue to pay separately Additional Monthly Rent (as defined in Section 3.1(b) of the Original Lease) and any other charges payable by Tenant in accordance with the terms and conditions set forth in the Original Lease relating to the same.

**	Subject to abatement as set forth in Section 4 of this Third Amendment below.
     4. Abatement of Base Rent. Notwithstanding anything to the contrary contained in the Lease or in this Third Amendment, Landlord hereby agrees to abate one hundred percent (100%) of Tenant’s obligation to pay Monthly Base Rent for the months of March, 2010 (i.e. month 116 following the Commencement Date under the Original Lease) and April, 2010 (i.e. month 117 following the Commencement Date under the Original Lease) during the Extended Term only. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease (excluding the obligation to pay Monthly Base Rent), as amended by this Third Amendment, including without limitation, Tenant’s obligation to pay Additional Monthly Rent and any other charges payable by Tenant in accordance with the terms and conditions set forth in the Original Lease relating to the same during the abatement periods.
     5. Condition of the Premises. Subject to Landlord’s maintenance obligations as set forth in 6.1 of the Original Lease and the terms and conditions of Articles 11 and 12 of the Original Lease relating to damage and destruction and eminent domain, respectively, Tenant hereby agrees to accept the Premises and the Project in its “as-is” condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty in connection with this Third Amendment regarding the condition of the Premises and/or Project.

     6. Replacement Letter of Credit. Within ten (10) business days after the mutual execution and delivery of this Third Amendment by Tenant and Landlord, Tenant shall provide Landlord with an unconditional, irrevocable letter of credit in the amount of Two Million Six Hundred Sixty-Five Thousand Six Hundred Ninety-Four Dollars ($2,665,694.00) (the “Replacement Letter of Credit”) to replace the Letter of Credit previously provided to Landlord in accordance with Section 3.3 and Exhibit L of the Original Lease (the “Original Letter of Credit”). The Replacement Letter of Credit shall otherwise comply with all of the requirements of Section 3.3 and Exhibit L of the Original Lease, and, as of the date of delivery of the Replacement Letter of Credit, all references in the Lease to the “Letter of Credit” shall be deemed to refer to the Replacement Letter of Credit. Within a reasonable time after the full execution and delivery of this Third Amendment and receipt of the Replacement Letter of Credit (not to exceed five (5) business days), Landlord shall provide Tenant with an acknowledgement of consent to the termination of the Original Letter of Credit duly executed by the beneficiary under the Original Letter of Credit. Alternatively, rather than provide Landlord with a Replacement Letter of Credit, Tenant may cause the Original Letter of Credit currently in the amount of Five Million Ninety-Three Thousand One Hundred Ninety-Two Dollars ($5,093,192.00) to remain in place except that Tenant shall cause the amount of such Original Letter of Credit to be reduced to the amount of Two Million Six Hundred Sixty-Five Thousand Six Hundred Ninety-Four Dollars ($2,665,694.00) and Landlord shall continue to hold the Original Letter of Credit (as reduced) throughout the Extended Term.
     7. Existing Restoration Deposit. Tenant has previously deposited with Landlord the amount of Four Hundred Twenty-One Thousand Eight Hundred Seventy-Two and 84/100 Dollars ($421,872.84) as a restoration security deposit (the “Restoration Deposit”) under Section 6.3(b) of the Original Lease (it being agreed that such Restoration Deposit is in lieu of the letter of credit otherwise required pursuant to Section 6.3(b) of the Original Lease). Landlord shall continue to hold the Restoration Deposit throughout the Extended Term in accordance with the terms and conditions of Section 6.3(b) of the Original Lease, except that in no event will Tenant be obligated to increase the Restoration Deposit by 4% each year during the Extended Term as set forth in Section 6.3(b) of the Original Lease.
     8. Landlord’s Address for Notices. Commencing as of the date of this Third Amendment, Paragraph 33 of the Original Lease is hereby amended to provide that Landlord’s address for notices shall be the management office of the Project, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attn: Legal Department.
     9. Brokers. Each party represents and warrants to the other that no broker , agent or finder negotiated or was instrumental in negotiating or consummating this Third Amendment other than CB Richard Ellis, Inc., who shall be compensated by Landlord pursuant to a separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Third Amendment.

     10. Signing Authority. Concurrently with Tenant’s execution of this Third Amendment, Tenant shall provide to Landlord with reasonable evidence that the persons signing this Third Amendment are authorized to bind the Tenant corporation.
     11. No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Third Amendment.
     IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

“LANDLORD”	ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership

	By:	ARDEN REALTY INC., a Maryland corporation
Its: Sole General Partner

		By:	/s/ Robert C. Peddicord
Its: Chief Operating Officer

“TENANT”	MOVE, INC., a Delaware corporation, which will do business in California as “Move Holdings”

	By:		/s/ James S. Caulfield
Print Name: James S. Caulfield
	Title:		EVP & General Counsel

	By:		/s/ Lew Belote
Print Name: Lewis R. Belote, III
	Title:		CFO